Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103

215.299.6000 phone
215.299.5998 fax
News Release
www.fmc.com

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor Relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Names Pierre Brondeau President and Chief Executive Officer

PHILADELPHIA, November 6, 2009 – FMC Corporation (NYSE:FMC) today announced that Pierre Brondeau has been named President and Chief Executive Officer succeeding William G. Walter, effective January 1, 2010. Mr. Brondeau has also been elected to the company’s board of directors, effective January 1, 2010. Mr. Walter will continue as the Chairman of the Board until his normal retirement date of October 1, 2010.

Mr. Brondeau, age 52, retired from Dow Chemical Company in September where he served as President and Chief Executive Officer of Dow Advanced Materials. Prior to joining Dow, Mr. Brondeau was President and Chief Operating Officer of Rohm and Haas Company, which was acquired by Dow Chemical earlier this year. Over the course of an illustrious 20-year career at Rohm and Haas, Mr. Brondeau held numerous executive positions in Europe and the United States with global responsibilities for marketing, sales, research and development, engineering, technology and operations. Mr. Brondeau, a proven leader, brings to FMC an exceptional track record of developing and executing growth strategies and delivering strong financial results.

Mr. Brondeau earned both his Bachelor of Science degree and Ph.D. in Biochemical Engineering from INSA in Toulouse, France. He also holds a master’s degree in Food Sciences from the University of Montpellier, France.

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Mr. Brondeau, who also serves on the board of directors of Tyco Electronics, becomes the 11th director on the FMC Board. Mr. Walter and Mr. Brondeau will be the only non-independent directors.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

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